EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

American Graphics, Inc., incorporated under the laws of Georgia;
Cadmus Custom Publishing, Inc., incorporated under the laws of Delaware;
Cadmus Direct Marketing, Inc., incorporated under the laws of North Carolina; Cadmus Financial Distribution, Inc., incorporated under the laws of Virginia; Cadmus Interactive, Inc., incorporated under the laws of Georgia;
Cadmus Investment Corporation, incorporated under the laws of Delaware;
Cadmus Journal Services, Inc., incorporated under the laws of Virginia;
Cadmus Marketing Group, Inc., incorporated under the laws of Virginia;
Cadmus Marketing, Inc., incorporated under the laws of Virginia;
Cadmus O'Keefe Marketing, Inc., incorporated under the laws of Virginia
Cadmus Printing Group, Inc. incorporated under the laws of Virginia;
Cadmus Publishing Group, Inc., incorporated under the laws of Virginia;
Cadmus Publishing Holding Corporation, incorporated under the laws of Delaware; Cadmus Technology Solutions, Inc., incorporated under the laws of Virginia; E-DOC(SM), Inc., incorporated under the laws of Pennsylvania;
Electronic Document Services, Inc., incorporated under the laws of Pennsylvania; Expert Graphics, Inc., incorporated under the laws of Virginia; Garamond/Pridemark Press, Inc., incorporated under the laws of Maryland; Lancaster Information Group, Inc., incorporated under the laws of Delaware; Lancaster Information Group, Inc., incorporated under the laws of Pennsylvania; Three Score, Inc., incorporated under the laws of Georgia;
Vaughan Printers, Incorporated, incorporated under the laws of Florida;
VSUB Holding Company, incorporated under the laws of Virginia;
Washburn Graphics, Inc., incorporated under the laws of North Carolina;
Washburn of New York, Inc., incorporated under the laws of New York; and

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